Page 1 of 43
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                            (Amendment No. 8)*


                    INTERNATIONAL SPEEDWAY CORPORATION
 .............................................................................
                               (Name of Issuer)

CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*
 .............................................................................
                        (Title of Class of Securities)

                        460335-30-0 (FORMERLY 460335)*
 .............................................................................
                                (CUSIP Number)




     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             William C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 3 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              James C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 4 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Betty Jane France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 5 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Sharon M. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 6 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Lesa D. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 7 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Brian Z. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 8 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Jamison C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 9 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Jennifer A. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 10 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                               Amy L. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 11 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Benjamin Z. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 12 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
       National Association for Stock Car Auto Racing, Inc. (NASCAR)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 13 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Automotive Research Bureau, Inc. (ARB)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 14 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Western Opportunity Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 15 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                           Sierra Central Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 16 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Principal Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 17 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                White River Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 18 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Cen Rock Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 19 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Secondary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 20 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Polk City Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 21 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         Boone County Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 22 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    Carl Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 23 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Quaternary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 24 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                      SM Holder Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 25 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                                                      SM Holder Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 26 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       J Holder Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 27 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             J Holder Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 28 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       JA Holder Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 29 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                                                      JA Holder Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 30 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                      AL Holder Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 31 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            AL Holder Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 32 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         Zack Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 33 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Zack Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 34 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         BBL Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 35 of 43
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                                BBL Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................67.62%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 36 of 43
                                Item 1(a)

Name of Issuer: ............................International Speedway Corporation

                                Item 1(b)

Address of Issuer's Principal Executive Offices:

      1801 West International Speedway Boulevard, Daytona Beach, Florida 32114

                                Item 2(a)

Name of Person Filing:
This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(b)

Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, Quaternary Investment Company, SM Holder Limited Partnership, SM Holder Company, J Holder Limited Partnership, J Holder Company, JA Holder Limited Partnership, JA Holder Company, AL Holder Limited Partnership, AL Holder Company, Zack Limited Partnership, Zack Company, BBL Limited Partnership, and BBL Company is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraph is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

                                Item 2(c)
Citizenship:
This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(d)

Title of Class of Securities: ............................Class B Common Stock

                                Item 2(e)

CUSIP Number: .....................................................460355-30-0

                                  Item 3

This item is inapplicable.







                                                                 Page 37 of 43
                                  Item 4

Ownership.

(a) Amount Beneficially Owned:......................................21,158,081

(b) Percent of Class:...................................................67.62%

(c) Number of shares as to which such person has:

 (i) sole power to vote or to direct the vote ...............................0

 (ii) shared power to vote or to direct the vote ...................21,158,081

 (iii) sole power to dispose or to direct the disposition of ................0

 (iv) shared power to dispose or to direct the disposition of.......21,158,081

                                  Item 5

Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.

                                  Item 6

Ownership of More than Five Percent on Behalf of Another Person.

     No person, other than the members of the group and one non-group spouse of a member of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

                                  Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.

                                  Item 8

Identification and Classification of Members of the Group.

A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group.

                                  Item 9

Notice of Dissolution of Group.
This item is inapplicable.

                                 Item 10
Certification.
This item is inapplicable.

                                                               Page 38 of 43
Signatures.
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 15, 1999

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France, Jamison C.
Partnership, as President of               France, J Holder Limited
a general partner,                         Partnership, J Holder Company, JA
Sierra Central Corp.;                      Holder Limited Partnership, JA
Sierra Central Corp., as its               Holder Company, AL Holder Limited
President;                                 Partnership, and AL Holder Company;
Automotive Research Bureau,                Principal Investment Company, as
as its President;                          its President;
White River Investment Limited             Secondary Investment Company, as
Partnership, as President of a             its President;
general partner, Cen Rock Corp.;           Carl Investment Limited Partnership
Cen Rock Corp., as its President;          as President of its general partner
Polk City Limited Partnership, as          Quaternary Investment Company; and
Boone County Corporation; and              President of its general partner;
Boone County Corporation, as its           Quaternary Investment Company, as
President.                                 its President.
___________________________________        ___________________________________
Name/Title                                 Name/Title

/s/ Betty Jane France                      /s/ Sharon M. France
___________________________________        ___________________________________
Signature                                  Signature
Betty Jane France, Individually            Sharon M. France, Individually, and
___________________________________        on behalf of the following entities
Name/Title                                 in the capacity indicated:
                                           SM Holder Limited Partnership as
/s/ Lesa D. Kennedy                        President of its general partner SM
___________________________________        Holder Company; and SM Holder
Signature                                  Company, as its President.
Lesa D. Kennedy, Individually as           ___________________________________
Custodian for minor child,                 Name/Title
Benjamin Z. Kennedy, and on behalf
of the following entities in the           /s/ Brian Z. France
capacity indicated: BBL Limited            ___________________________________
Partnership as President of its            Signature
general partner BBL Company; and           Brian Z. France, Individually, and
BBL Company, as its President.             On behalf of the following entities
___________________________________        in the capacity indicated: Zack
Name/Title                                 Limited Partnership as President of
                                           its general partner Zack Company;
                                           and Zack Company, as its President.
                                           ___________________________________
                                           Name/Title



                                                               Page 39 of 43
  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  Note: Six copies of this statement, including all exhibits, should be filed with the Commission.
 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

                                                               Page 40 of 43
                        Exhibit pursuant to Item 8
     This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them. The changes which necessitate the filing of this amendment relate to the creation of additional group members, and transfers among, members of the group. The France Family Group owns 21,158,081 shares of the Class B Common Stock of the issuer, which represents 67.6% of the outstanding Class B shares, 49.1% of the total outstanding shares and 62.9% of the total voting rights represented by shares outstanding. All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group. The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 4, 1999 is indicated: Western Opportunity Limited Partnership, 9,115,125 shares, 21.16% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Sierra Central Corp., 76,111.29 shares, 0.18% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 76,111.29 shares, 0.18% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; White River Investment Limited Partnership, 1,880,502.00 shares, 4.37% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Cen Rock Corp., 18,805.02 shares, 0.04% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and William C. France]; Secondary Investment Company, 18,805.02 shares, 0.04% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and James C. France]; Polk City Limited Partnership, 4,344,874 shares, 10.09% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Boone County Corporation, 86,897.48 shares, 0.20% [all shares shown are also included in shares shown for Polk City Limited Partnership and William C. France]; Carl Investment Limited Partnership, 4,052,369.00 shares, 9.41% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 81,047.38 shares, 0.19% [all shares shown are also included in shares shown for Carl Investment Limited Partnership and James C. France]; SM Holder Limited Partnership, 304,725.00 shares, 0.71% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; SM Holder Company, 6,094.50 shares, 0.01% [all shares shown are also included in shares shown for SM Holder Limited Partnership and Sharon M. France]; J Holder Limited Partnership, 259,153.00 shares, 0.60% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; J Holder Company, 5,183.06 shares, 0.01% [all shares shown are also included in shares shown for J Holder Limited Partnership and Jamison C. France]; JA Holder Limited Partnership, 286,740.00 shares, 0.67% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; JA Holder Company, 5,734.80 shares, 0.01% [all shares shown are also included in shares shown for

                                                              Page 41 of 43
JA Holder Limited Partnership and Jennifer A. France]; AL Holder Limited Partnership, 286,740.00 shares, 0.67% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; AL Holder Company, 5,734.80 shares, 0.01% [all shares shown are also included in shares shown for AL Holder Limited Partnership and Amy L. France]; Zack Limited Partnership, 244,498.00 shares, 0.57% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Zack Company, 4,889.96 shares, 0.01% [all shares shown are also included in shares shown for Zack Limited Partnership and Brian Z. France]; BBL Limited Partnership, 343,950.00 shares, 0.80% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; BBL Company, 6,879.00 shares, 0.02% [all shares shown are also included in shares shown for BBL Limited Partnership and Lesa D. Kennedy]; NASCAR, 1,824,891.96 shares, 4.28% [all shares shown are included in shares shown for White River Investment Limited Partnership, William C. France and James France, 1,650,949.12 shares shown are also included in shares shown for Betty Jane France and Sharon M. France, and 191,942.84 shares shown are also included in shares shown for Automotive Research Bureau]; Automotive Research Bureau, 191,942.84 shares, 0.45% [all shares shown are also included in shares shown for White River Investment Limited Partnership, NASCAR, William C. France and James C. France]; William C. France, 9,694,096.35 shares, 22.51% [3,716,163.54 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,111.29 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Sierra Central Corp., 18,805.29 shares shown are also included in shares shown for White River Investment Limited Partnership and Cen Rock Corp., 3,953,227.05 shares shown are also included in shares shown for Polk City Limited Partnership, 86,897.48 shares shown are also included in shares shown for Polk City Limited Partnership and Boone County Corporation, 1,650,949.12 shares shown are also included in shares shown for White River Investment Limited Partnership, James
C. France, Betty Jane France, Sharon M. France and NASCAR, and 191,942.84 shares shown are also included in shares shown for White River Investment Limited Partnership, James C. France, Betty Jane France, Sharon M. France, NASCAR, and Automotive Research Bureau]; Betty Jane France, 1,969,371.27 shares, 4.57% [13,672.69 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,650,949.12 shares shown are also included in shares shown for William C. France, James C. France, Sharon M. France, NASCAR and White River Investment Limited Partnership, and 304,749.46 are included in shares shown for Polk City Limited Partnership]; James C. France, 9,706,340.82 shares, 25.53% [3,716,163.54 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,111.29 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 18,805.02 shares shown are also included in shares shown for White River Investment Limited Partnership and Secondary Investment Company, 3,971,321.62 shares shown are also included in shares shown for Carl Investment Limited Partnership, 81,047.38 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 1,650,949.12 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon
M. France and NASCAR, and 191,942.84 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France, NASCAR and Automotive Research Bureau]; Sharon
M. France, 1,969,346.81 shares, 4.57% [13,672.69 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,650,949.12 shares shown are also included in shares shown for William C. France, James C. France, Betty Jane France, NASCAR and White River Investment

                                                              Page 42 of 43
Limited Partnership, 298,630.50 are included in shares shown for SM Holder Limited Partnership, and 6,094.50 are included in shares shown for SM Holder Company and SM Holder Limited Partnership]; Lesa D. Kennedy, 884,431.65 shares, 2.05% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 304,017.41 shares are also included in shares shown for BBL Limited Partnership, 6,879.00 shares are also included in shares shown for BBL Company and BBL Limited Partnership, 17,300.69 shares are also included in shares shown for BBL Limited Partnership and minor child, Benjamin Z. Kennedy, and 250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Benjamin Z. Kennedy]; Brian Z. France, 495,036.33 shares, 1.15% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 239,608.04 shares shown are also included in shares shown for Zack Limited Partnership, and 4,889.96 shares shown are also included in shares shown for Zack Company and Zack Limited Partnership]; Jamison C. France, 509,691.33 shares, 1.18% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 253,969.94 shares are also included in shares shown for J Holder Limited Partnership, and 5,183.06 shares are also included in shares shown for J Holder Company and J Holder Limited Partnership]; Jennifer A. France, 537,278.33 shares, 1.25% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 281,005.20 shares shown are also included in shares shown for JA Holder Limited Partnership, and 5,734.80 shares shown are also included in shares shown for JA Holder Company and JA Holder Limited Partnership]; Amy L. France, 537,278.33 shares, 1.25% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 281,005.20 shares shown are also included in shares shown for AL Holder Limited Partnership, and 5,734.80 shares shown are also included in shares shown for AL Holder Company and AL Holder Limited Partnership]; Benjamin Z. Kennedy, 267,839.01 shares, 0.62% [250,538.33 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 17,300.69 shares shown are also shown for BBL Limited Partnership and all shares shown are included in shares shown for mother, Lesa D. Kennedy]; TOTAL, 21,158,081 shares, 49.1%.

                                                               Page 43 of 43
Date February 15, 1999

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France, Jamison C.
Partnership, as President of               France, J Holder Limited
a general partner,                         Partnership, J Holder Company, JA
Sierra Central Corp.;                      Holder Limited Partnership, JA
Sierra Central Corp., as its               Holder Company, AL Holder Limited
President;                                 Partnership, and AL Holder Company;
Automotive Research Bureau,                Principal Investment Company, as
as its President;                          its President;
White River Investment Limited             Secondary Investment Company, as
Partnership, as President of a             its President;
general partner, Cen Rock Corp.;           Carl Investment Limited Partnership
Cen Rock Corp., as its President;          as President of its general partner
Polk City Limited Partnership, as          Quaternary Investment Company; and
Boone County Corporation; and              President of its general partner;
Boone County Corporation, as its           Quaternary Investment Company, as
President.                                 its President.
___________________________________        ___________________________________
Name/Title                                 Name/Title

/s/ Betty Jane France                      /s/ Sharon M. France
___________________________________        ___________________________________
Signature                                  Signature
Betty Jane France, Individually            Sharon M. France, Individually, and
___________________________________        on behalf of the following entities
Name/Title                                 in the capacity indicated:
                                           SM Holder Limited Partnership as
/s/ Lesa D. Kennedy                        President of its general partner SM
___________________________________        Holder Company; and SM Holder
Signature                                  Company, as its President.
Lesa D. Kennedy, Individually as           ___________________________________
Custodian for minor child,                 Name/Title
Benjamin Z. Kennedy, and on behalf
of the following entities in the           /s/ Brian Z. France
capacity indicated: BBL Limited            ___________________________________
Partnership as President of its            Signature
general partner BBL Company; and           Brian Z. France, Individually, and
BBL Company, as its President.             On behalf of the following entities
___________________________________        in the capacity indicated: Zack
Name/Title                                 Limited Partnership as President of
                                           its general partner Zack Company;
                                           and Zack Company, as its President.
                                           ___________________________________
                                           Name/Title